Exhibit II
to
Schedule 13G
Joint Filing Agreement
The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated August 10, 2011 in connection with their beneficial ownership of Acme Packet Inc. Each of Columbia Select Large Cap Growth Fund and Columbia Management Investment Advisers, LLC authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.

By:	/s/ Wade M. Voigt Wade M. Voigt
Director — Fund Administration

Columbia Management Investment Advisers, LLC

By: /s/ Amy Johnson Amy Johnson
Chief Operating Officer

Columbia Funds Series Trust I,
on behalf of its series Columbia Select Large Cap Growth Fund

By:	/s/ Scott R. Plummer Scott R. Plummer
General Counsel

August 10, 2011
Peter Minihane
Acme Packet Inc.
100 Crosby Drive
Bedford, MA 01730
RE: Schedule 13G
Enclosed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at July 31, 2011 by Ameriprise Financial, Inc. and its related entities in Common Stock of Acme Packet Inc.
Sincerely,
Wade M. Voigt
Director — Fund Administration
Enclosure